Exhibit (m)(ii)

DISTRIBUTION AND SERVICE PLAN

EXHIBIT A

Fund	Effective Date
NuShares Enhanced Yield U.S. Aggregate Bond ETF	August 2, 2016

NuShares Short-Term REIT ETF	December 5, 2016

NuShares ESG Large-Cap Growth ETF	December 7, 2016

NuShares ESG Large-Cap Value ETF	December 7, 2016

NuShares ESG Mid-Cap Growth ETF	December 7, 2016

NuShares ESG Mid-Cap Value ETF	December 7, 2016

NuShares ESG Small-Cap ETF	December 7, 2016

NuShares Enhanced Yield 1-5 Year U.S. Aggregate Bond ETF	March 9, 2017

Last updated: March 9, 2017

A-1